Exhibit 99.2

LECG CORPORATION

Moderator: Annie Leschin

10-27-09/4:00 pm CT

Confirmation # 8548175

LECG CORPORATION

Moderator: Annie Leschin

Conference call transcript

October 27, 2009

4:00 pm CT

Operator:  Good day and welcome to today’s LECG third quarter 2009 earnings conference.  Today’s call is being recorded.

Now for opening remarks and introductions, I would like to turn the call over to Annie Leschin; please go ahead.

Annie Leschin:  Thank you, operator.  Good afternoon everyone and thank you for joining our third quarter 2009 conference call.

Michael Jeffrey, LECG’s Chief Executive Officer; and Steve Fife, our Chief Financial Officer will present prepared remarks.

I’d like to remind you that on our call and in our press release issued today, LECG Corporation is providing specific forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 concerning LECG’s future business and operating and financial condition.  These forward-looking statements are based upon management’s current expectations as of today October 27, 2009 and are subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations.

Information on these risk factors is included in the company’s filings with the SEC which we urge you to consider.  The company cannot guarantee any future results, levels of activity, performance, or achievement and undertakes no obligation to update any of its forward-looking statements.  Finally, you can find a reconciliation of the non-GAAP financial measures used in our press release and on this call to GAAP financials in today’s earnings release.

With that, I’ll turn the call over to Michael Jeffrey for opening remarks and we’ll follow with Q&A.  Michael.

Michael Jeffrey:  Good afternoon everyone and welcome.

The highlight of the third quarter was our announcement of the proposed merger of LECG with the SMART Business Advisory and Consulting Company, which we believe will be a timely and transformational event for our firm.  I’ll begin with a review of the quarterly results, provide some perspective on the current market, discuss our positioning of the business to meet the remaining near term challenges, and then offer a few comments on the merger.

Revenues in the third quarter continued at their lack luster pace of $63 million, down from $68 million in the second quarter.  This reflects the continued weak demand across the industry in expert litigation support, as well as the impact of LECG office closures and restructuring in the second and third quarters.  Although half of our 12 business sectors were up sequentially by more than 18% - most notably financial services and regulated industries - the improvement in these areas was masked by ongoing difficult conditions in our two largest sectors - forensic accounting and global competition - which were collectively down 17%.

We finished the quarter with a non-GAAP loss of 15 cents per share, versus a loss of 11 cents per share in the second quarter.  Overall, professional staff utilization stayed in the mid 60% range.  We’ve continued to manage costs and have introduced a third restructuring program with additional annualized saving of $18 million, which will take the total reductions from cost of services and G&A to $45 million since October 2008.

From our vantage point, it is apparent that the entire industry is suffering from an unprecedented slowdown in demand.  Across the board, regardless of sector focus, the litigation support or expert industry is underperforming.  This industry-wide decline in revenues is even more striking as historically we have benefited from economic downturns.  However, the widespread nature and severity of this particular economic decline and the ensuing impact on our industry has meant that the recovery continues to be very long and choppy.

This is reflected in the business declines at LECG, which have been most marked amongst our top-producing experts, with a slowdown in the number of very large cases that are the hallmark of the LECG brand.  The number of matters open and of unbilled conflict checks remains at historically high levels in the quarter, at 460, down from 513 at the end of the second quarter, reflecting a continued pent up demand for our services.  However, active litigation matters are still being pushed out, and at least for the near term those that move ahead are undertaken with smaller and tighter budgets.  The good news is that the state of the industry seems to have remained largely unchanged for the last few quarters, leading us to believe that we are bouncing along the proverbial bottom.

This reinforces our view that the macro drivers are in place for eventual growth in the segments that we serve, and that LECG’s portfolio of highly regarded experts will be in demand when the industry turns.  The challenge in the near term for the industry and LECG is that we must invest to retain and recruit top talent even though current demand is depressed.  This is the only way to be in a position to capitalize on the revenue opportunities when the industry recovers.  For LECG, this upward pressure on retention costs, plus the event driven nature of our business and the focus on a handful of key service areas and the associated volatility of revenues and margins has left us and similar companies in an unprecedented period of review and retrenchment.  As such, we believe the logical outcome of this upheaval will be further consolidation within the industry and a broadening of service lines to enable a more balanced approach to the business advisory services market.

That is why from our perspective, the proposed merger with SMART could not come at a better time.  The merger is the culmination of LECG’s long term strategy to balance out our current business model and the event driven nature of our revenues.  SMART’s focus on a wider base of business advisory consulting has allowed its revenue to hold up much better over the past year than most companies in the industry.  Roughly 60% of SMART’s revenue is relationship-driven or reoccurring.  And over the past year no single client has represented more than 10% of its total revenue.

This combination of annuity type revenue and client breadth of SMART provides the perfect complement to LECG’s business, making it a particularly attractive merger.  The merger would also shift the sector balance of the combined company towards a more predictable and steady revenue stream with greater leverage opportunities.

Post merger, the financial services sector, which provides a broad range of risk, regulatory and transformational consulting services to both the banking and insurance industries, will be LECG’s largest sector, representing more than 30% of total revenues - as opposed to global competition, currently our largest sector at 19% of revues.  Financial services has proven to be less prone to the vagaries of our current, event-driven model due to its customer-relationship nature, resulting in vital, longer-term projects that form the basis for recurring business that is not subject to sudden case settlement.

This along with the other SMART sectors when blended with LECG will result in less volatility in both revenues and earnings.  Additionally, there are very real merger-related cost savings - specifically in G&A - with at least six overlapping office locations, along with the opportunity to build better, more flexible staff and operational support.

Further, as the relationship between the two companies has developed, a great number of immediate revenue synergy opportunities have emerged, which we believe will grow significantly after the firms are fully combined under new management.  Steve Samek who will take over as CEO of LECG upon closing of the merger, has worked tirelessly since the deal was announced.  To date, he has visited virtually all of the large offices and met one-on-one with over 60 of LECG’s top experts as well as 250 staff through town hall meetings in our offices.

He also brought the top experts together in Boston for a day-long meeting with Great Hill Partners.  Based on feedback from the experts and staff of both firms, we believe that the promise of the merger combined with Steve’s enthusiasm and drive is helping to engage and energize everyone involved.  Both separately and as a combined firm, LECG and SMART are capable of higher revenues and margins.

With the cost reductions we have already executed and those that will come as part of the post-merger integration, we believe our shareholders will see that a return to more normal revenue levels will translate into higher profits.

In the near term, however, we have focused our energy on responding to the market environment through further restructuring efforts which, as I mentioned earlier, have totaled $45 million since the fourth quarter of 2008.  This will reduce our revenue breakeven level to the mid $60 million range, organizing the business for positive operating leverage when we return to growth.

Finally, as previously announced I will be stepping down from my role as CEO at the upcoming shareholder meeting.  On our last call, I had the opportunity to express my thanks to the LECG team for their great support, talent and dedication.  They have made my job here much easier, and I want to say one last time how grateful I am for their efforts.  I am looking forward to closing the SMART transaction and seeing Steve Samek and the rest of the new management team deliver the shareholder value that I know is ready to be unlocked from this business.

With that, I’ll turn it over to Steve Fife.  Steve.

Steve Fife:  Thank you, Michael and good afternoon everyone.  Total revenues for the third quarter decreased 7.6% sequentially, or $5.1 million, to $67.17 million.  Adjusted EBITDA from continuing operations was a loss of $3.8 million in the third quarter, compared to a loss of $1.8 million in the second quarter.  On a non-GAAP basis we had a net loss of 15 cents per share, which compares with a non-GAAP net loss of 11 cents per share in the second quarter.

The non-GAAP net loss for the third quarter excludes net charges of $59.7 million.  Approximately $51.8 million of this relates to a valuation allowance recorded against our deferred tax assets, with the remainder resulting from restructuring, impairment, divestiture and merger related costs.  I’ll provide more detail on these charges a bit later.

Including these charges, net loss on a GAAP basis was $2.48 per share, compared to a GAAP net loss of 25 cents per share in the second quarter.

On a segment basis, FAS revenue declined $1.7 million or 4.4% to $37.1 million.  The financial services, healthcare and e-discovery sectors experienced the largest increases in revenue in the quarter, but were offset by declines in the forensic accounting, intellectual property and higher education sectors.  During the quarter, we experienced declines in headcount, with six fewer experts and 13 fewer staff, which resulted in 2.1% decrease in billable hours.  Bill rates also declined 3% sequentially in this segment.  Staff paid utilization increased to 70.1% versus 68.6% in the second quarter.

In the economic segment, revenue for the quarter declined $3.4 million or 11.8% to $25.6 million.  Strength in the regulated industry sector was offset by continued weakness in global competition and quarterly softness in the energy and environment and securities sectors.  The reduction was partially due to three fewer experts, 10 fewer staff and a 9.4% decrease in billable hours.  Bill rates also declined 3% sequentially in this segment.  Staff paid utilization decreased 360 basis points to 64.6%.  The consolidated realization allowance was $3.1 million or 4.9% of gross (fee-based) revenue, up slightly from $2.8 million or 4.2% of gross (fee-based) revenue last quarter.

Total billable headcount at the end of the quarter was 686, compared to 718 at the end of the second quarter.  Our average billable full time equivalents this quarter decreased by 30 to 565.  Leverage increased sequentially to 1.14 this quarter, up from 1.08 in the second quarter primarily driven by higher leverage in the U.S. business.

While both staff and expert revenue fell, the decrease in staff revenue was about 35% less than the decline in expert revenue.  Professional staff paid utilization decreased 40 basis points sequentially to 68.1%, primarily due to the weak utilization in the economic segment.

Gross margin for the quarter was 24.1% compared to 25.2% in the second quarter.  While staff margins were flat this quarter, director and affiliate margins experienced a sequential decline.  The decline in gross margin was also driven by an increase in the realization allowance net of recovery, as well as additional signing bonus amortization and stock-based compensation related to retention activities.

Non-cash compensation expense for the quarter was $5.3 million, including stock-based compensation of $1 million and bonus amortization expense of $4.3 million.  This compares to non-cash compensation expense of $5.1 million in the second quarter of 2009.  Excluding one-time charges, total operating expenses were essentially flat with the second quarter at $20 million.

As I mentioned, we recognized charges in the quarter of approximately $4 million related to restructuring.  This includes severance costs for 91 headcount reductions, as well as lease write-

offs related to the consolidation of space in four offices.  We also recognized impairments totaling $8.7 million, including the write-off of certain unamortized retention bonuses and other impaired asset, $100,000 of divestiture charges, $900,000 in merger related costs, and a $2.2 million net benefit associated with the reversal of equity based compensation.  During the quarter, we recorded a valuation allowance of $51.8 million against the company’s net deferred tax assets.  Although we are forecasting taxable income in the future, the current economic environment and the loss position of the company require that we take a full valuation allowance.

Looking at the balance sheet, we ended the quarter with cash at $7.2 million and borrowings of $16 million, reflecting an increase of approximately $800,000 in net cash for the quarter.  This was driven primarily by changes in working capital balances.  Receivables fell $5.7 million to $86.8 million as of September 30, while DSOs rose 1 day this quarter to 124 days.  Capital expenditures were $341,000 versus $465,000 in the prior quarter, and there were no acquisition or earn out payments during the quarter.

Turning to our outlook, while we’ve seen and continue to see some pockets of improvement in certain sectors of the market such as financial services, our largest practice areas remain weak.  Overall, the industry continues to suffer from weak demand and poor visibility, despite strong indications of future business.  Until the industry recovers, we are managing our cost structure accordingly.  We anticipate that the actions taken in September will drive approximately $18 million in annualized cost savings, most of which have yet to be realized.  With these actions, we believe we have reduced our break even revenue point to the mid $60 million range with a 30% gross margin.  We believe that the merger with SMART will not only result in further cost synergies, but will also provide a much stronger combined entity as we move forward.

Now, I’d like to turn the call over to the operator for Q&A.  Operator.

Operator:  Thank you.  If you’d like to ask a question today, please press star 1 on your telephone keypad.  If you’re joining us by speakerphone today, we ask that you please pick up your handset and make sure your mute function is turned off to allow our signal to reach our equipment.  Once again, that is star 1 on your telephone keypad at this time.  We’ll pause for just a moment to assemble the queue.

Our first question will come from Joe Alkire with William Blair & Company.

Joe Alkire:  Hi, guys.  Just wondering if you can provide a little more color on the utilization rates you saw by segment, maybe intra-quarter, and then what you’ve seen thus far in October?

Steve Fife:  Yes, Joe.  This is Steve.  So we did see improvements during the quarter from July and August into September.  The trend did continue or did improve.  And in October month to date, we’ve also seen some modest improvement over the September utilization.

Joe Alkire:  OK.  And then the restructuring program, just wondering what types of costs you’re focusing on, any color there would be helpful.

Steve Fife:  Yes, so specifically we focused on some headcount reductions.  We took out in total about 91 individuals, and that was a combination of experts, staff and G&A.  So it was across the three areas of the business.  I mentioned we also reduced our space in four of our offices.  We did not exit any offices 100%, but we did reduce our footprint in four offices.  So those were the two biggest areas in the restructuring.

Joe Alkire:  OK.  And then will we begin to see that in the fourth quarter, or will most of that come in mid 2010?

Steve Fife:  No.  We will see it in the fourth quarter.  The actions were taken right at the end of the third quarter, so it will kind of bleed in during the quarter, but we should have the full benefit by the end of the quarter.

Joe Alkire:  OK.  And then I think you indicated in your prepared remarks that there were 460 conflict checks during the quarter, understanding that it’s still high on a historical basis, but down a little bit sequentially.  Just wondering if you could provide any color there.

Steve Fife:  Yes.  So again just to clarify, those are conflict checks that we have received and that are open, and so that means that it’s cleared our conflicts process and we have engagement letters in place, but for which we have not billed anything.  So we actually had significantly more conflict checks that came through during the quarter.  But these are ones that came through in the quarter that we have had no billable hours to.

And if you go back a year ago, the number was in the high hundreds, I think it was 180 or 190 open items.  So although we – it decreased a little bit sequentially, we’re still operating at very high levels in comparison to our historical averages.

Joe Alkire:  OK.  Thank you.

Operator:  Our next question comes from Sean Jackson with Avondale Partners.

Sean Jackson:  Yes, good afternoon.  The – can you comment on the SMART business?  I think you mentioned that it’s held up better than the core LECG business.  Can we assume that it was relatively flat sequentially?  Or did it too have a little downtick?

Michael Jeffrey:  Hi, Sean.  It’s Michael.  Well, I think the point being made is that the type of business that SMART has is far more predictable and less subject to the vagaries of the market than our litigation support business is.  However, they still operate in the same overall business advisory consulting space.  And that space is still under some pressure.  So I’m sure that they’re going to be feeling some of the pressure of the marketplace.  But in overall terms I would say that they continue to hold up very well.

Sean Jackson:  OK.  And the 91 employees that were taken out, how many of those – how many experts were in that 91?

Steve Fife:  Yes, there were 39 experts in total, 32 staff and 20 in the G&A.

Sean Jackson:  OK.  Thanks.  And give us some color, I mean on the market.  It seems that at the end of the fourth quarter there was obviously a big demand swing to the negative.  I think in the first half of ‘09 it seemed to solidify a little bit, and then now we’re going through another drop here in the third quarter and it looks to be market wide.  But just wondering what is your take on this third quarter weakness?

Is it just a function of seasonality being more prevalent?  Or is there something else going on, because I think most of us thought at least by the end of the second quarter the demand was at least scraping along the bottom.

Steve Fife:  Yes, and I think – Sean this is Steve – that if you look at - and we don’t spend a lot of time talking about our monthly revenue - but if you go back to November when we really experienced the precipitous drop from our run rate that we had experienced for most of 2008, we dropped down to about a $21 million per month run rate from November.  And with the exception of March and April for 2 months, we’ve been at that average run rate.  So we were at about $24 or $25 million in March and April, just because of the timing of certain cases and when they completed.

But other than those two months, we’ve been running at the same level.  You know, it has just been kind of bouncing along.  Although the Q3 to Q4 or sorry Q2 to Q3 numbers would indicate that there was a big drop between the two quarters, it’s really that, again, those two months that straddled Q1 and Q2 were higher, and we did not have one of those months in Q3.

Sean Jackson:  OK.  Thanks.  On the – on your global competition practice, I mean there has seemingly been an increase in M&A activity, can you just kind of explain why you guys haven’t caught much of that?  I mean what exactly is in your business that again you wouldn’t benefit from that?

Michael Jeffrey:  Well, our – we’re beginning to see some green shoots in there right now but even with the increase – the overall increase in M&A activity, it’s not getting itself into the need for high-end sort of “bet the farm” type of economic analysis.  We are beginning to see more of a recovery in Europe, earlier than we expected, with a continual sort of flatness here in the United States.  And we did lose three experts in that sector earlier on during this year which has its impact.

Sean Jackson:  OK.  All right.  Thank you.

Operator:  Once again, ladies and gentlemen, if you have a question today please press star one on your telephone keypad.  Our next question comes from Rob Young with WM Smith.

Rob Young:  Hey guys, good afternoon.

Steve Fife:  Hey, Rob.

Rob Young:  Hey.  Could you just talk a little bit about the conflict checks and do you have any timeline of how soon those are expected to become billable at all?

Michael Jeffrey:  Well, I’ll give you one extreme example Rob.  I was talking to one of the top experts in our financial services and he was saying – and I was having dinner with him - how busy he was becoming.  And he said, you know, I’m – on the face of it, I’m sold out right now, but he said that’s because I’m an expert that people want to make sure they nail down, and in the extreme, one of my cases - which is a fairly big case - will not start to bill for at least 5 months, right.

I think it’s all over the lot.  I think what we’re seeing is continual push back and delaying tactics on the part of law firms in order for their clients to more effectively manage their costs.  So it’s a tough one.  And what we see is that at this 460 plus level we still have, in our judgment, a pent up demand for our services there, where we have engagement letters in place and we’re waiting to start billing.

Rob Young:  Right.  OK.  So I guess that leads to my next one, so how are you managing or I guess projecting the amount of people that you may need to hire to service all of these future engagements so that you don’t risk losing any to just some of your competitors?

Michael Jeffrey:  Well, that’s a very fine balance, and as we’ve weathered this storm there’s been a little bit of a reluctance to cut back our staff because you need the capacity.  So we’ve been managing that situation there.  We feel that the current levels of utilization, right, which will move up with the last cuts from the mid 60s to the low to mid 70s, we still have in LECG a significant amount of capacity.

Now, we’re the kind of firm that’s used to working an 85% to even 90% paid utilization.  So we’ve got that built in capacity there, which we think will give us the kind of operational leverage we need where we can start to move up on a number of millions of dollars of revenues and all of it coming straight down to the bottom line before the need to hire staff.

However – and the other good thing about the merger with SMART - is that we do believe, particularly at the junior level, that a lot of the staff will be fungible, and they’re running in the mid 60s utilization as well.  So we feel once the merger is complete, that we’re going to have significant operational leverage between the two companies.

Rob Young:  OK.  So I’m assuming that this, I guess, underutilized staff has the ability to kind of cross sell in their abilities?

Michael Jeffrey:  Well, it’s not so much cross sell its cross through work.

Rob Young:  Right.  Cross, right.

Michael Jeffrey:  Yes.  Yes.  We are seeing - we did mention we are seeing some significant cross selling opportunities with the two firms that we have not baked into our projections.

Rob Young:  OK.  Perfect.  And then just one last one, regarding - I believe it was $18 million per year that were cost savings that were implemented in September - with those cost savings, you mentioned that it was roughly a $60 million or so dollar from a top end perspective breakeven point, at 30% gross margins.  Will that $18 million cost reduction likely take you up to 13 or 30% gross margin?  Or is there some extra stuff that needs to go in there to make that?

Steve Fife:  No.  When we’re in the mid 60s on revenue with the cost reductions that we’ve taken you know we’re – we believe that we can beat that 30% gross margin.

Rob Young:  OK.  Perfect.  All right, well thank you very much.

Steve Fife:  Thank you.

Operator:  Once again as a reminder to ask a question, please press star 1.  Once again, that’s star 1 on your telephone keypad to ask a question.  We’ll take our next question from Glenn Sussman with Lapides Asset Management.

Glenn Sussman:  Hi.  I have a few questions and Michael I think you just answered my first one.  If all things are equal, I was interested in what happens to utilization rate, and I think you just said it will move to the low to mid 70s, is that across both sides of the business?

Michael Jeffrey:  Yes.  Let me – so where we sit right now – you’re talking about both sides of Econ and FAS?

Glenn Sussman:  Yes.

Michael Jeffrey:  Yes.  Yes, we’ll see that kind of pick up.  Now, of course, Glenn you know the key thing is as your utilization rate picks up, you know one of two things is happening, either you’re billing more hours or you’re cutting more costs, right, then there’s a balance between those two things.

Glenn Sussman:  OK.  And in terms of the cost cutting, if it’s $18 million or about $4-1/2 million a quarter, is it a fair assumption if it starts at the beginning of the quarter and you exit the fourth quarter at the fall rate, you’ll have about a couple of million dollars in year-over-year savings?

Steve Fife:  Yes, that’s right, Glenn.

Glenn Sussman:  OK.  And then first quarter we expect the full amount, the full 4-1/2?

Steve Fife:  Yes.

Glenn Sussman:  OK.  I’m not sure I’m doing this right, but when I look at the signing and retention bonuses paid, I’ve got $2.8 million in the third quarter up from $2 million in the second quarter, do I have that right?  And can you just address in this environment why that’s going up, not down?

Steve Fife:  Can you give me those numbers again?

Michael Jeffrey:  Hello?

Steve Fife:  Hello?

Glenn Sussman:  I’m here.

Steve Fife:  Can you repeat those numbers, Glenn?

Glenn Sussman:  Two point eight in the third quarter and 2.0 in the second quarter.

Steve Fife:  This is on the paid?

Glenn Sussman:  Signing and retention bonuses paid, taken off of the cash listing?

Steve Fife:  Yes.  So we paid some retention bonuses and sign on bonuses during Q3, both in terms of some new hires that we brought on.  We hired I think it was eight experts during the quarter.  And then we also made the decision to retain a couple of our existing experts as well.

Glenn Sussman:  And if this environment continues to the end of the year, what would you expect that number to look like for the full year?

Steve Fife:  Well, it depends on the hiring, right.  We don’t – I don’t anticipate any further retention payments in Q4, but you know it depends if we identify new experts that we feel are appropriate to bring in at this point in time and the economics around their hires.

Glenn Sussman:  Do you anticipate much movement in the next 3 to 6 months?

Steve Fife:  You know, Glenn, it’s just tough to say.  It depends on the hiring of – and the demand for that over that time period.

Glenn Sussman:  Thanks a lot.

Steve Fife:  OK.

Operator:  I’d now like to turn the conference back over to Michael Jeffrey for closing comments.

Michael Jeffrey:  Thank you very much.  Well, I’d just like to thank you all for joining us on this call this afternoon and look forward to talking to you again in the near future.  Thank you.

Operator:  Once again, this does conclude today’s conference call.  We thank you for your participation.

END

Important Additional Information

LECG has filed a preliminary proxy statement with the Securities and Exchange Commission and intends to file a revised proxy statement and other relevant materials in connection with the transactions. When finalized, the proxy statement will be mailed to the stockholders of LECG. Before making any voting or investment decision with respect to the transactions, investors and stockholders of LECG are urged to carefully read the final proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transactions. The proxy statement and other relevant materials (when they become available), and any other documents filed by LECG with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors and stockholders of LECG may obtain free copies of the proxy statement (when available) and other documents filed by LECG with the SEC from LECG’s website at www.lecg.com.

LECG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the LECG’s stockholders in connection with the transactions. Information about LECG’s directors and executive officers is set forth in the preliminary proxy statement on Schedule 14A for LECG filed with the SEC on September 25, 2009, in the proxy statement on Schedule 14A for LECG’s 2008 Annual Meeting of Stockholders filed on April 25, 2008 and in the amended Annual Report on Form 10-K filed on April 29, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transactions will be included in the proxy statement that LECG intends to file with the SEC. Stockholders may obtain additional information regarding the direct and indirect interests of LECG and its directors and executive officers with respect to the transactions by reading the proxy statement once it is available and the other filings referred to above.

Forward-Looking Statements

Statements in this transcript concerning the proposed transaction and future business, operating and financial condition of the company, including expectations regarding revenues and net income for future periods, statements concerning the plans and objectives of LECG’s management for future operations, statements of the assumptions underlying or relating to any forward looking statement, statements regarding the timing or completion of the transactions, and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are  “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expectations. Risks that may affect actual performance include the ongoing economic downturn and adverse economic conditions, dependence on key personnel, the cost and contribution of acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the company’s service offerings, the company’s ability to integrate new experts successfully, intense competition, and potential professional liability, the company’s ability to integrate the operations of SMART, the failure to achieve the costs savings and other synergies LECG expects to result for the transactions, the outcome of any legal proceedings instituted against the company, SMART and others in connection with the transactions, the failure of the transactions to close for any reason, the amount of the costs, fees, expenses and charges relating to the transactions, business uncertainty and contractual restrictions prior to the closing of the transactions, the effect of war, terrorism or catastrophic events, stock price, foreign currency exchange and interest rate volatility. Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

No offer or solicitation

This is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction.